UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

Federal-Mogul Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34029	20-8350090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26555 Northwestern Highway, Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2010, the Company was informed that Michael Mauer tendered his resignation from the Company’s Board of Directors.

Samuel J. Merksamer was elected by the Board to serve as a non-independent director effective September 16, 2010. Mr. Merksamer will hold office until the next annual election or until his successor is duly elected and shall qualify, or until his earlier resignation or removal.

Mr. Merksamer, age 30, has since May 2008 served as an investment analyst at Icahn Capital LP (“Icahn Capital”), a subsidiary of Icahn Enterprises L.P., which is the owner of approximately 76% of the Company’s outstanding shares of common stock and an affiliate of Mr. Carl C. Icahn, the Chairman of the Company’s Board of Directors. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Mr. Merksamer serves as a Director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. He also serves as a director of PSC Metals Inc., a metal recycling company. Before joining Icahn Capital, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management where he focused on high yield and distressed investments. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Corporation
(Registrant)

Date: September 22, 2010

	By:	/S/ ROBERT L. KATZ
Robert L. Katz
Senior Vice President, General Counsel and Secretary

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